           National Westminster Bank
           ---------------------------------------------------------------------
           SOUTH-WEST SURREY BUSINESS CENTRE
           P O Box No 1                               Your ref
           1 Stoke Road
           Guildford                                  Our ref    PA.SDC.FJB
           Surrey GU1 3ZR
                                                      Date       8 December 1994
           Telephone        (0483) 734747
           Direct line      (0483) 734728       Facsimile (0483) 734741

           The Directors, Krug International (UK) Limited, and
           The Directors, Sowester Limited
           Collier House
           163/169 Brompton Road
           LONDON
           SW3 1PY




           Dear Sirs

           We are pleased to inform you that we are prepared to place a loan facility at your disposal on the following terms and conditions:

           1.  DEFINITIONS

           In this letter, the expressions defined in the Appendix hereto shall have the meanings respectively ascribed to them therein.

           2.  FACILITY AMOUNT

           pound sterling 2,500,000 (Two Million, Five Hundred Thousand pounds).

           3.  PURPOSE

           The Facility is to be used for the purpose of refinancing the cost of purchase of land and development of a building at Stinsford Road, Poole.

           4.  AVAILABILITY

           The Facility Amount will become available for drawing by the Borrower subject to the prior receipt by the Bank of the following in form and substance acceptable to the Bank:-

                      a.          the enclosed duplicate of this letter with
                                  the Memorandum of Acceptance thereon duly
                                  signed on behalf of the Borrower;
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                      b.          a certified copy of the Resolution of the
                                  Board of Directors of the Borrower
                                  authorising acceptance of the terms and
                                  conditions of the Facility and authorising the person or persons signing the Memorandum of Acceptance to sign the same on behalf of the Borrower and authorising a person or persons to take all such other action on behalf of the Borrower as may be necessary for the purposes of this letter (including, without limitation, the acceptance of Quotations and agreement as to the manner of such acceptance and the making of any drawing hereunder);

                      c. the Borrower's Memorandum and Articles of Association, certified as up to date by the Secretary or a Director of the Borrower (including if relevant copies of all amending resolutions);

                      d.          the Security specified in Clause 15(b).

          5.  DRAWDOWN

                      a. The Facility may be drawn down with interest either at a fixed rate (pursuant to Clause 6) or related to LIBOR, (pursuant to Clause 7) as specified in the Borrower's drawdown notice.

                      b. If the amount, drawn or deemed drawn, is less than the Facility Amount, the remaining balance shall be cancelled and no longer available under the Facility.

          6.  DRAWINGS : FIXED RATE

                      a. At any time during the period of 90 days commencing on the Agreement Date, the Borrower may request the Bank to provide quotations for a drawing of not more than the Facility Amount, a term not exceeding 10 years from the Drawdown Date, and repayment either in full on the last day of such term or by specified periodic instalments ending on such last day.
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The Directors, Sowester Limited

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                      b.          Where any Quotation permits repayment by
                                  specified instalments, the Bank may quote different interest rates by reference to the proposed periodicity of repayment.

                      c. Any Quotation must be accepted or declined immediately upon it being provided by the Bank. Any Quotation which is not accepted to the Bank's satisfaction by close of business on the Quotation Date (i.e. on the date it is given) shall, unless the Bank otherwise agrees, be deemed to have been declined. The Bank will normally confirm in writing the term of any accepted Quotation and any Interest Payment Dates agreed in relation to such confirmation, for whatever reason, shall not affect the obligations of the Borrower in respect of any accepted Quotation.

                      d. Acceptance of any Quotation (whether by telephone, telex or in any other manner) shall be binding and shall oblige the Borrower to draw the funds in full in a single tranche, in accordance with the terms of this letter and of such Quotation, not later than ten business days after the Quotation Date. If on the expiry of such ten business day period no instructions have been received by the Branch in relation to such accepted Quotation, the Bank will be entitled to debit the amount thereof to a current account in the name of the Borrower at the Branch and the Borrower shall thereby be deemed to have made a drawing thereof for the purposes of this letter.

          7. DRAWINGS : LIBOR-LINKED

           At any time during the period of 90 days commencing on the
           Agreement Date, the Borrower may notify the Bank of its wish to draw the Facility with interest linked to LIBOR. Such notice must be received not later than 11am on the date of intended drawing, must be in writing (or by telex or telephone, in each case immediately confirmed in writing) specifying the date (which must be a Business
           Day), Fixture Period and amount (not exceeding the Facility Amount)
           of the proposed drawing and a term not exceeding 10 years from the Drawdown Date, and shall be irrevocable and oblige the Borrower to draw the funds in full in a single tranche in accordance with the terms of this letter on the date specified in the notice.
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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           8.  INTEREST

                      a. Where the Facility has been drawn pursuant to Clause 6, the rate of interest payable shall be the rate stated in the Quotation accepted by the Borrower in accordance with Clause 6.

                      b. Where the Facility has been drawn pursuant to Clause 7, the rate of interest shall be fixed for successive periods of 3, 6 or 12 months as selected by the Borrower, or such other Fixture Periods as may be necessary to ensure that any repayment instalment takes place at the end of a Fixture Period (or, exceptionally, such other Fixture Period as the Bank may agree). If any Fixture Period would end on a day which is not a Business Day it shall be extended to the next succeeding Business Day. If the Borrower fails to select a Fixture Period, the period of three months (or such other period necessary as aforesaid) shall apply. The rate of interest for each Fixture Period shall be the aggregate (rounded up to the nearest one-sixteenth per cent) of:-

                                  i.   1.25 per cent per annum;

                                  ii.  the LIBOR for such Fixture
                                       Period for a corresponding
                                       amount on the first Business
                                       Day of such Fixture Period;
                                       and

                                  iii. the MLA Costs.

                      c. Interest, calculated on the basis of a year of 365 days and the actual number of days elapsed, will be paid in arrears on each Interest Payment Date. The Borrower authorises the Bank (but without any obligation on the Bank to do so, and without prejudice to any of the Bank's rights in respect thereof to debit any such interest to a current account in the name of the Borrower at the Branch on each Interest Payment Date.

           9. ADDITIONAL INTEREST
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The Directors, Sowester Limited

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                      a.          Where the Facility has been drawn pursuant to
                                  Clause 7, if at any time during the existence of the Facility any change takes place in the operation or structure of the London Inter-Bank Market for sterling deposits so as to make such deposits no longer available in the said Market or so that the offered rate of interest for such deposits is on a basis which is, in the opinion of the Bank, unreasonable for the calculation of the rate of interest payable on the Facility, then (without prejudice to Clause 10) the provisions hereunder shall apply:-

                                  i.     The Bank shall within a
                                         reasonable period notify the
                                         Borrower that such change has
                                         taken place.

                                  ii.    On the next Interest Payment
                                         Date immediately following
                                         such change the Bank, at its
                                         absolute discretion, shall
                                         apply a rate of interest to
                                         the Facility for a period of
                                         three months from such
                                         interest payment date ('the
                                         negotiating period') but so
                                         that the revised rate of
                                         interest shall not exceed the
                                         aggregate (rounded-up to the
                                         nearest one- sixteenth per
                                         cent) of:

                                         a.         1.25 per cent per annum;

                                         b.         the rate at which the Bank
                                                    shall be able at such time
                                                    to purchase sterling funds
                                                    of a comparable amount and
                                                    tenor; and

                                         c.         the MLA Costs.

                                  iii.   During the negotiating period
                                         the Borrower and the Bank
                                         shall by negotiation attempt
                                         to agree a new basis for the
                                         calculation of the rate of
                                         interest applicable to the
                                         Facility and if so agreed a
                                         rate calculated on the said
                                         new basis shall apply from
                                         the first day following the
                                         end of the negotiating
                                         period.

                                  iv.    In the event of the Borrower
                                         and the Bank not being able
                                         within the negotiating period
                                         to agree on a new basis for
                                         the calculation of the
                                         interest rate, then all
                                         moneys outstanding advanced
                                         under the Facility, together
                                         with all
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                                            interest accrued due thereon
                                            (if any) shall become repayable on
                                            the first day following the end of
                                            the negotiating period during which
                                            agreement has not been reached and
                                            the Facility shall be cancelled.

                 10. FIXED RATE SWITCH

                       a. Where the Facility has been drawn pursuant to Clause 7, the Borrower may, by giving not less than one Business Day's prior notice, request the Bank to provide Quotations for a fixed rate of interest to apply to the Facility from the next Interest Payment Date following such notice for the remainder of the term, and for repayment either in full on the last day of such term or by specified periodic instalments ending on such last day.

                       b. The Bank may, at its sole option, either decline or agree to any such request; if the Bank so agrees, the provisions of Clause 6(b), (c) and (d) shall apply, provided that where the Borrower accepts any Quotation, the Facility shall thereafter be treated as if drawn pursuant to Clause 6 on the Interest Payment Date referred to in sub-clause (a) above, and the fourteen day period referred to in Clause 6(d) shall not apply.

                 11. REPAYMENT

                       a. Where the Facility has been drawn pursuant to Clause 6:-

                                  i.        The Facility will be repaid by the
                                            Borrower in the manner specified in
                                            the accepted Quotation, that is,
                                            either in full on the last day of
                                            the term specified therein or by
                                            instalments (if permitted in the
                                            Quotation) of the amounts and on
                                            the days specified therein, but
                                            not, in either case, before such
                                            day or days (subject to sub-clause
                                            (ii) below).

                                  ii. If the Borrower wishes to repay the Facility or (where applicable) any instalments earlier than is specified in the accepted
                                            Quotation, it may make a request to
                                            the Bank to do so.  The Bank may,
                                            at its absolute discretion, either
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                                             decline such request or agree
                                             on such terms as the Bank may
                                             prescribe (including, without
                                             limitation) for the payment of
                                             compensation to the Bank in
                                             respect of any loss which may be
                                             caused by such early repayment.

                                  iii.      No amount repaid may be redrawn.

                       b. Where the Facility has been drawn pursuant to Clause 7 (and has not been switched pursuant to Clause 10):-

                                  i.        The principal amount of the
                                            Facility will be repaid by the
                                            Borrower in equal quarterly
                                            instalments commencing 3 months
                                            after the Drawdown Date, with the
                                            final instalment, comprising all
                                            amounts then outstanding under the
                                            Facility, payable on the last day
                                            of the term specified in the
                                            drawdown notice under Clause 7.

                                  ii.       The Borrower may, by giving to the
                                            Bank not less than five Business
                                            Days' irrevocable written notice,
                                            prepay the whole or any part of the
                                            Facility before the expiry of such
                                            term provided that, in the event of
                                            a Fixture Period thereby being
                                            broken, the Borrower will pay to
                                            the Bank an additional amount
                                            calculated by reference to
                                            prevailing London Inter-Bank Market
                                            rates of interest, to compensate
                                            the Bank for the loss (if any) it
                                            may incur in replacing the prepaid
                                            funds in the Market for the
                                            remainder of the relative Fixture
                                            Period.

                                  iii.      No amount prepaid under paragraph
                                            (ii) above may be reborrowed.

                                  iv.       In the event of prepayment under
                                            paragraph (ii) above being of part
                                            only of the Facility, the amount so
                                            prepaid shall be credited (at the
                                            Bank's sole option) either in the
                                            same order, or in inverse order, or
                                            pro rata, to each of the repayment
                                            instalments scheduled to be made
                                            under paragraph (i) above.

                 12. PAYMENTS
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                 All payments due to be made by the Borrower to the Bank
                 hereunder shall be made to the Bank in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever).

                 13. OVERDUE PAYMENTS

                 If and to the extent that full payment of any amount due hereunder is not made by the Borrower on the due date, then, without prejudice to the Bank's other rights, interest will be charged on such overdue amount from the date of such default to the date upon which payment is received by the Bank (as well after as before judgement) calculated on the basis of a year of 365 days and the actual number of days elapsed, at the rate comprising the aggregate of:-

                      a.      one per cent per annum; and

                      b. the cost to the Bank of funding such overdue amount during such period (as determined by the Bank in its discretion) expressed as an annual percentage rate.

                 14. OVERRIDING EVENTS

                      a. If at any time the Bank shall be of the opinion that the effect of the introduction of, change in, or change in the interpretation or application of, any law, regulation, directive or request from any governmental or other regulatory authority (whether or not having the force of law) including, without limitation, any such introduction or change that relates to the taxation of the Bank (other than taxation on its overall net income) or to the application or modification of any reserve, deposit or similar requirement or to any extent to which the Bank allocates capital resources to its obligations, is to:

                              i. impose a cost on, or increase the cost to, the Bank in relation to its having entered into this agreement and/or its obligations hereunder and/or their performance and/or its assuming or maintaining any commitment hereunder and/or its making available or maintaining the Facility; or

                              ii.      reduce, or prevent the Bank from
                                       obtaining, the rate of return on all or
                                       any of its capital that it has been
                                       achieving
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                                       or would, in its sole opinion, have been
                                       able to achieve but for its having
                                       entered into this agreement and/or its
                                       obligations hereunder and/or their
                                       performance and/or its assuming or
                                       maintaining any commitment hereunder
                                       and/or its making available or
                                       maintaining the Facility; or

                              iii. reduce the amount of any sum receivable by the Bank,

                              then the Borrower shall, from time to time, promptly pay to the Bank on demand such additional amounts which will, in the sole opinion of the Bank, compensate the Bank in such respect. A certificate of the Bank specifying the amount of such compensation, shall, in the absence of manifest error, be conclusive.

                      b. The provision of sub-clause (a) above shall not have effect in relation to any reserve assets and/or special deposit or liquidity requirements of the Bank of England when the Facility has been drawn pursuant to Clause 6 to which the Bank is subject at the date of this letter, and for so long and to the extent that the cost of compliance with the same shall not, in the opinion of the Bank, have materially altered.

                 15. SECURITY

                      a. The Bank has already taken Security from the Borrower in the form of Cross Guarantees incorporating Krug International (UK) Ltd and its subsidiaries for the discharge on demand of all present and/or future and actual and/or contingent liabilities of the Borrower to the Bank.

                      b. The Bank requires in addition the undermentioned, in form and substance satisfactory to the Bank, to be given as Security for such liabilities:-

                              i. A First and Only Legal Mortgage over the Borrower's freehold land and warehouse situated at Stinsford Road, Poole.

                              ii. A First and only Mortgage Debenture over the Borrower's assets incorporating a Specific Charge over book debts,
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                      c.      The Borrower undertakes to provide to the Bank
                              any additional documentation in respect of such Security as the Bank may reasonably require.

                 16. REPRESENTATIONS AND WARRANTIES

                      a. The Group represents and warrants that it has full power to accept and be bound by the terms and conditions set out in this letter and to make drawings under the Facility, and has taken all necessary steps and obtained all necessary consents and authorisation so to do, and that accordingly this letter constitutes a legal, valid and binding obligation of the Group, fully enforceable in accordance with its terms.

                      b.      The Group represents and warrants as follows:-

                              i.       The Group is duly incorporated and
                                       validly existing under the laws of
                                       England;

                              ii. The latest audited accounts of the Group have been prepared in accordance with generally accepted accounting principles and practices consistently applied and fairly represent the financial condition of the Group at that date and the results of its operations for the accounting period ended on that date, and there has been no adverse change in such condition since that date which would materially affect the ability of the Group to perform and observe the obligations and provisions binding on it under this letter;

                              iii. No Member of the Group is in default under any agreement to which it is party or by which it may be bound and no litigation, arbitration or administrative proceedings are presently current or pending or, to its knowledge, threatened which would materially affect the ability of the Group to perform and observe the obligations and provisions binding upon it under this letter;

                              iv. No Event of Default has occurred or is outstanding and no event has occurred which, with the giving of notice or the lapse of time, would constitute an Event of Default; and
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The Directors, Sowester Limited

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                              v.       All information, exhibits and reports
                                       furnished to the Bank by the Group in
                                       connection with the Facility were and
                                       remain true and accurate in all respects and do not omit any fact thereby rendering misleading any statement contained therein.

                      c. The representations and warranties set out above other than those in 16(b)(v) shall survive the Group's acceptance of this letter and the drawing of the Facility and shall be deemed to be repeated on each day throughout the subsistence of the Facility with reference to the facts and circumstances for the time being then obtaining.

                 17. COVENANTS

                      a. The Borrower hereby covenants and undertakes that until the Facility has been repaid:-

                              i. It will not, without the prior written consent of the Bank, create, extend or increase any lien, pledge, charge, mortgage or other encumbrance upon the whole or any part of its undertaking, property or assets (including uncalled capital) whether present or future other than (a) liens arising in the ordinary course of business or by operation of law where in each case the obligations secured by the relevant lien have not been outstanding for a period longer than such liens are left outstanding in the normal course of business, and (b) retention of title provisions where such provisions relate to assets not exceeding (in each case) L35,000 in value;

                              ii. Tangible Net Worth will not be less than pound sterling 5,000,000;

                              iii. The ratio of Total Borrowing to Tangible Net Worth will not exceed 0.6 to 1;

                              iv. The Borrower confirms that it will not, without the prior written consent of the Bank, permit the repayment of the loan stock repayable by 2001, until the facility has been repaid;
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                              v.       The ratio of its Profit to its Borrowing
                                       Costs will not be less than 3.5 to 1
                                       until May 1995; 4 to 1 thereafter until
                                       the facility has been repaid;

                              Additionally Krug International (UK) Ltd (the
                              parent company)   hereby undertakes until the
                              facility has been repaid:-

                              vi. Its Tangible Net Worth will not be less than pound sterling 11 million;

                              vii. The ratio of its total borrowing to its Tangible Net Worth will not exceed 0.6 to 1.

                              viii.    The ratio of its profits to its
                                       borrowing costs will not be less than
                                       3.5 to 1 until May 1995; and 4 to 1
                                       thereafter until the facility has been
                                       repaid.

                              ix. Cash generation will be a minimum of twice its borrowing costs in any financial year of the parent company.

                      b. The Borrower hereby undertakes to provide to the Bank such financial and other information relating to the Group as the Bank may reasonably require including (without limitation) copies of the audited accounts of the borrower and Subsidiary not later than 6 months after the end of the accounting period to which they relate, management accounts and cash flow forecasts for any obligor.

                      c. The Borrower will forthwith notify the Bank of any company which becomes or ceases to be a Subsidiary or a wholly owned Subsidiary after the date of this letter.

                 18. DEFAULT

                              a. On the occurrence of any of the events specified below, the Bank may terminate all or any of its obligations hereunder and demand immediate repayment of any indebtedness and all accrued interest, charges, costs and expenses and execute all or any of its rights under any security:-

                                 i.    any default in the payment on the due
                                       date by any Obligor of any sum due and
                                       payable to the Bank or
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                                       any other member of the National
                                       Westminster Group, whether under the
                                       Facility or otherwise where such payment has not been made within two Business Days of the due date thereof;

                                 ii. any breach by an Obligor of any term or condition (including any covenant) of this letter;

                                 iii.  if the Security or any part thereof
                                       shall, for whatever reason, cease to be
                                       fully enforceable in accordance with its terms or, with effect from the date on which determination of the continuing nature of the Security or any part thereof occurs, such continuing nature is determined, whether such determination be actual or constructive notice or be deemed to have occurred or if any binding undertaking comprised in the Security or any part thereof shall be breached;

                                 iv. if any written representation, warranty or statement made to the Bank in connection with the Facility is breached or is untrue in any material particular or if the Borrower has failed or fails to disclose any fact of defect which in the opinion of the Bank is material to the Facility;

                                 v.    any default by any Obligor in the
                                       performance of any other agreement for
                                       borrowed moneys (whether with the Bank
                                       or any other lender) whereby the due
                                       date of repayment thereunder is rendered
                                       capable of acceleration, or any
                                       indebtedness of any Obligor becomes or
                                       is declared by the holder or lender
                                       thereof to be due and payable prior to
                                       its stated maturity, or such
                                       indebtedness is not repaid in full at
                                       its stated maturity or, if repayable on
                                       demand, is not repaid in full forthwith
                                       upon such demand being made, or if any
                                       guarantee or indemnity given by any
                                       Obligor is not honored when due and
                                       called upon;
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

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                                 vi.   if a petition is presented for
                                       appointment of an administrator in
                                       relation to any Obligor or to wind up
                                       any Obligor, or if a resolution is
                                       passed to wind up any Obligor, or if any Obligor makes or seeks to make any composition or arrangement with its creditors;

                                 vii.  if any Obligor ceases or threatens to
                                       cease to carry on its business or sells, transfers or otherwise disposes of, in any one transaction or series of related transactions, any substantial part of its assets;

                              viii.    if there has occurred any material
                                       adverse change in the business, assets
                                       or financial condition of the Group
                                       which in the sole opinion of the Bank
                                       may adversely affect the ability of the
                                       Borrower to comply with its obligations
                                       hereunder;

                                 ix.   if any Obligor is unable to pay its
                                       debts (whether within the meaning of
                                       Section 123 of the Insolvency Act 1986
                                       or otherwise) or an encumbrancer takes
                                       possession of, or a receiver or an
                                       administrative receiver is appointed
                                       over the whole or any part of its
                                       assets;

                                 x.    if any judgement, distress, warrant of
                                       attachment, writ of execution or similar process is issued, levied, or enforced upon any asset of any Obligor, or if any asset held by the Bank as security for the Facility is charged or becomes encumbered elsewhere;

                                 xi.   if there shall occur, in the Bank's
                                       opinion, a material effective change of
                                       control (as defined by Section 840 of
                                       the Income and Corporation Taxes Act
                                       1988) of any Obligor.

                              b. The Borrower hereby agrees to notify the Bank
                                 as soon as it becomes aware that there has occurred an Event of Default or an event which, with the giving of notice or lapse of time or both, would be an Event of Default.

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

- -15-



                 19. COSTS AND EXPENSES

                 The Borrower will pay all costs, charges and expenses arising in connection with the preservation and/or enforcement of the rights of the Bank hereunder and will indemnify the Bank against any and all losses, costs and expenses occasioned by the occurrence of an Event of Default.

                 20. NOTICES

                      a. Save is otherwise provided herein, each notice, request, demand or other communication to be given or made hereunder shall be given in writing addressed:-

                              i.      in the case of the Borrower, to its
                                      address stated at the head of this letter or its address last known to the Bank (and shall be considered as having been duly made whether or not the same is returned undelivered) or to any officer of the Borrower at any place;

                              ii. in the case of the Bank, to its address stated at the head of this letter or such other address as the Bank may notify to the Borrower in writing from time to time.

                      b.      Any notice, request, demand or other
                              communication to be given or made to the Borrower shall be deemed to have been delivered:

                              i.      if by post, seventy-two hours after
                                      having been posted first class prepaid in an envelope addressed as aforesaid; or

                              ii. if to an officer, at the time of delivery to such officer; or

                              iii.    if by facsimile or telex, when
                                      despatched.

                 21. SEVERANCE

                 If at any time one or more of the provisions contained in this letter is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

- -16-



                 22. NON-WAIVER

                 No failure by the Bank to exercise and no delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                 23. LAW

                 This letter shall be governed by and construed in accordance with the laws of England.

                 24. INTERPRETATION

                      a. All expressions in this letter bearing a plural meaning shall (where the context so admits) also bear the singular thereof, and vice versa.

                      b. All references in this letter to any statutory provision shall be deemed to include any statutory modification or re-enactment thereof.

                      c. All clause headings in this letter are for ease of reference only, and shall not affect the interpretation of the clauses which they head.

                      d. The Appendix hereto shall be deemed to be an integral part of this letter.

                 25. ACCEPTANCE

                 The Borrower's acceptance of the terms and conditions contained in this letter shall be effected by the receipt by the Bank within 60 days of the date of this letter of the documents specified in Clause 4, and if such acceptance has not been effected within this period, the offer comprised in this letter shall lapse.

Yours faithfully

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

- -17-





                 For and on behalf of
                 National Westminster Bank PLC

                 MEMORANDUM OF ACCEPTANCE


                 We hereby accept the Facility on the above terms and conditions.



                 .........................................
                 For and on behalf of NATIONAL WESTMINSTER BANK PLC


                 Dated ........................


                 We hereby accept the Facility on the above terms and conditions.



                 ...........................................
                 For and on behalf of KRUG INTERNATIONAL (UK) LIMITED AND SOWESTER LIMITED


                 Dated ........................

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

- -18-



                 "the Agreement Date" shall mean the date upon which the Borrower's acceptance of the terms and conditions of this letter is effected in accordance with clause 25.

                 "the Bank" shall mean National Westminster Bank PLC.

                 "the Borrower" shall mean Sowester Ltd (registered in England No. 463358).

                 "Borrowing Costs" shall mean all continuing, regular or periodic costs, charges and expenses (including, but not limited to, interest) incurred by the parent company or the Borrower as the case may be in effecting, servicing or maintaining Total Borrowing but shall not include inter-company management charges.

                 "the Branch" shall mean the Bank's Guildford, Guildhall Branch at 135 High Street, Guildford, Surrey GUI 3AB.

                 "Business Day" shall mean a day on which banks in general are open in the City of London for the transaction of business of the nature contemplated by the context in which the expression appears.

                 "the Drawdown Date" shall mean the date upon which the Facility is drawndown (or deemed to be drawndown under Clause 6 (d)), unless previously drawndown pursuant to Clause 10.

                 "Event of Default" shall mean any event specified in Clause 18 (a).

                 "the Facility" shall mean the facility which the Bank has agreed to make available upon the terms and subject to the conditions set out in this letter, and save where the context otherwise requires, shall be deemed to include all sums from time to time outstanding under the provisions hereof, including principal, interest, fees, costs and expenses.

                 "Fixture Period" shall mean a period fixed for the calculation of the applicable interest rate in accordance with the provisions of Clause 8 (b).

                 "the Group" shall mean the Borrower and the Subsidiaries taken as a whole (and, save where the context does not admit, any of them individually). If there are no subsidiaries for the time being, references to the Group shall be taken to be references to the Borrower itself.

                 "Guarantor" shall mean any person, company or other body which has undertaken or at any time during the existence of the Facility undertakes to guarantee or secure payment to the Bank of any liability of any member of the Group or to indemnify the Bank against non-payment thereof or has given or gives the Bank any other binding

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

- -19-


                 undertaking (whether in the nature of suretyship or otherwise) in relation to the Group or in relation to any member of the Group.

                 "Interest Payment Date" shall mean (where the Facility is drawn pursuant to Clause 6) each day falling at six monthly intervals after Drawdown Date or (where the Facility is drawn pursuant to Clause 7 and has not been switched pursuant to Clause 10) the last day of each Fixture Period (and, if any Fixture Period is for longer than six months, the day falling six months after the first day of such Fixture Period).

                 "LIBOR" shall mean the rate at which sterling deposits are offered to the Bank in the London Inter-Bank Market.

                 "Loan Stock" shall mean interest free unsecured Loan Stock held by Krug International (UK) Ltd and is repayable at par on 31 March 2001 but may be repaid earlier at the option of the company.

                 "MLA Costs" shall mean such Costs, if any, as the Bank shall determine to be necessary to compensate the Bank for complying with any reserve asset and/or any special deposit or liquidity requirements, or other requirements having the same or a similar purpose, of the Bank of England or other UK Government authority, whether or not such requirements have the force of law.

                 "Obligor" shall mean any of the Borrower or any Subsidiary.

                 "Profit" shall mean the amount of profit of the Group before management charges taxation, interest payable, and any unusual, extraordinary or exceptional items.

                 "Quotation" shall mean a statement by the Bank, in response to a request under Clause 6(a), of a period and an interest rate and such other relevant terms upon which the Bank is willing to make the Facility available.

                 "Accounts" shall mean the audited consolidated accounts of the parent company for the accounting period ended 31 March 1994 or as the case may be the Audited Accounts of the Borrower for the accounting period ended 31 March 1994.

                 "Security" shall mean all liens, pledges, charges, mortgages or other security interests created by the Borrower or any Guarantor or subsisting over any of their respective undertakings, rights or assets, and all guarantees, indemnities and like obligations undertaken by any Guarantor securing or guaranteeing, or indemnifying the Bank against non-payment of, any liability of any member of the Group whatsoever from time to time, and all other binding undertakings given by any Guarantor to the Bank in relation to any member of the Group, in any such case whether created, subsisting or undertaken at the Agreement Date or thereafter during the existence of the Facility.

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Sowester Limited

- -20-




                 "Subsidiary" shall mean any subsidiary (as defined by Section 736 of the Companies' Act 1985) for the time being of the Borrower, "the Subsidiaries" shall mean all of them from time to time, and "wholly-owned Subsidiary" shall have the meaning given to it by Section 736 of the Companies' Act (1985).

                 "Tangible Net Worth" shall mean the amount for the time being paid up or credited as paid up on the issued share capital of the Borrower or the parent company as the context may require, plus all reserves which would, in accordance with the principles applied in the Reference Accounts, be classified as shareholders' capital, plus retained earnings, but deducting assets of the Borrower or parent company which would, in accordance with such principles, be classified as intangible assets.

                 "Total Borrowing" shall mean the total outstanding principal amounts of all borrowings or moneys otherwise raised by the Borrower or the parent company, as the context may require from all sources whatever, whether by way of debenture, mortgage, unsecured loan, overdraft or in any other manner, plus the aggregate face amount of all discounted acceptance credits (excluding after the loan stock, in each case, taking into account any balances standing to the credit of the Borrower or the Parent company, as the context may require on any current account with the Bank).